Exhibit 107

CALCULATION OF FILING FEE TABLE Form S-3 (Form Type) CORE MOLDING TECHNOLOGIES, INC. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to Be Registered	Fee Calculation or Carry Forward Rule(1)	Amount to Be Registered (1)(2)	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (1)
Equity	Common Stock, par value $0.01 per share (3)	Rule 457(o)	—	—	—		—
Equity	Preferred Stock, par value $0.01 per share(3)	Rule 457(o)	—	—	—		—
Debt	Debt Securities(3)	Rule 457(o)	—	—	—		—
Other	Warrants	Rule 457(o)	—	—	—		—
Other	Depositary Shares	Rule 457(o)	—	—	—		—
Other	Rights	Rule 457(o)	—	—	—		—
Other	Units	Rule 457(o)	—	—	—		—
	Total Offering Amounts(4)		$50,000,000	—	—	.00014760	$7,380.00
	Total Fee Offsets			—	—		—
	Net Fee Due						$7,380.00

(1)     Relying on Rule 457(o) of the Securities Act to register securities and calculate registration fee on the basis of the maximum aggregate offing price of all securities listed in the table. An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not to exceed $50,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.
(2)     There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, and such indeterminate number of units and rights as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $50,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount at maturity as shall result in an aggregate offering price not to exceed $50,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(3)     Subject to footnote (2), there are also being registered hereunder an indeterminate principal amount or number of shares of debt securities, preferred stock or common stock that may be issued upon conversion of, or in exchange for, debt securities or preferred stock registered hereunder or upon exercise of warrants or rights registered hereunder, as the case may be.
(4)     The securities registered hereunder may be sold separately, or in a combination with other securities registered hereby.